THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT
OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY
NOT BE OFFERED, SOLD, OR TRANSFERRED EXCEPT IN COMPLIANCE
THEREWITH.

THE INDEBTEDNESS EVIDENCED BY THIS NOTE IS SUBORDINATED
TO ALL SENIOR INDEBTEDNESS (AS DEFINED HEREIN).
CHARLES RIVER LABORATORIES HOLDINGS, INC.
Subordinated Discount Note Due 2010


Charles River Laboratories Holdings, Inc., a Delaware corporation (together with its successors, transferees and assigns, the "Issuer"), for value received hereby promises to pay, subject to the terms and conditions set forth herein, to B&L CRL, Inc., a Delaware corporation (together with its successors, transferees and assigns, the "Holder"), the principal sum of ONE HUNDRED SEVENTY FIVE MILLION, TWO HUNDRED AND EIGHTY-FIVE THOUSAND, THREE HUNDRED AND FORTY SIX dollars ($175,285,346) by wire transfer of immediately available funds to the Holder's account (the "Bank Account") at a bank in the United States specified by the Holder from time to time, on September 29, 2010, (the "Payment Date") in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

This Note is referred to as the Recap Co Sub Note in the Recapitalization Agreement dated as of July 25, 1999 among Bausch & Lomb Incorporated, the Issuer, Charles River Laboratories, Inc., the Holder, Charles River SPAFAS, Inc., Bausch & Lomb International, Inc., Wilmington Partners, L.P., Bausch & Lomb Canada, Inc., CRL Acquisition LLC and DLJ Merchant Banking Partners II, L.P.

ARTICLE 1
DEFINITIONS

SECTION 1.01. Certain Terms Defined. (a) The following terms for all purposes of this Note shall have the respective meanings specified below.

"Accreted Value" means, as of any date of determination prior to the Payment Date, the sum of (a) the Original Issue Price and (b) the portion of the excess of the principal amount of this Note over the Original Issue Price which shall have been accreted thereon through the preceding September 29, such amount to be so accreted at the rate of 12% per annum of the Original Issue Price prior to September 29, 2004 and thereafter at the rate of 15% per annum of the Original Issue Price, compounded annually from the date hereof, provided that in the event of an actual Default or Redemption the amount referred to in (b) shall be calculated by including accretion to the actual date of determination, using a year of 360 days. Exhibit A hereto sets forth a schedule of Accreted Values as of each September 29 through and including the Payment Date.

"Adverse Person" means any individual or entity whom the Board of Directors of the Issuer reasonably determines is a competitor or potential competitor of the Issuer or its subsidiaries in a business that is material to the Issuer and its subsidiaries, taken as a whole.

"Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized by law to close.

"Capitalized Lease Liabilities" means, without duplication, all monetary obligations at any time outstanding of the Issuer or any of its Subsidiaries under any leasing or similar arrangement that are required to be capitalized for financial reporting purposes in accordance with GAAP, and, for purposes of this Note the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last scheduled payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

"Common Stock" shall mean the common stock, par value $0.01 per share, of the Issuer.

"Contingent Liability" means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person's obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of the debt, obligation or other liability guaranteed thereby.

"Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

"DLJMB" means DLJ Merchant Banking II, Inc.

"GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied.

"Hedging Obligations" means, with respect to any Person, all liabilities of such Person under interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

"Indebtedness" of any Person means, without duplication:

(a) all obligations of such Person for borrowed money (excluding purchase money and similar borrowings) and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, banker's acceptances and similar instruments issued for the account of such Person;

(c) net liabilities of such Person under all Hedging Obligations;
and

(d) all Contingent Liabilities of such Person in respect of any of the foregoing.

For all purposes of this Note, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such person is a general partner or a joint venturer (to the extent such Person is liable for such Indebtedness whether by contract or otherwise).

"Investors' Agreement" means the Investors' Agreement dated as of September 29,1999 among the Issuer and the several Stockholders from time to time parties thereto.

"Lien" means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, or any filing or recording of any instrument or document in respect of the foregoing, to secure payment of a debt or performance of an obligation or any other priority or preferential treatment of any kind or nature whatsoever that has the practical effect of creating a security interest in property.

"Net Income" means, for any period, the net income (loss) of the Issuer and its Subsidiaries for such period on a consolidated basis, excluding extraordinary gains, as determined in accordance with GAAP.
"Operating Lease Liabilities" means, without duplication, all monetary obligations at any time outstanding of the Issuer or any of its Subsidiaries under any leasing or similar arrangement that are not required to be capitalized for financial reporting purposes in accordance with GAAP, and, for purposes of this Note the amount of such obligations shall be the capitalized amount thereof, determined pursuant to GAAP as it applies to Capitalized Lease Liabilities, and the stated maturity thereof shall be the date of the last scheduled payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

"Original Issue Price" means $43,000,000.

"Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

"Restricted Payment" means (i) any dividend or other distribution on any shares of the Issuer's capital stock (except dividends payable solely in shares of its capital stock other than mandatorily redeemable preferred stock) or (ii) any payment on account of the purchase, redemption, retirement or acquisition of
(a) any shares of the Issuer's capital stock or (b) any option, warrant or other right to acquire shares of the Issuer's capital stock (but not including payments of principal, premium (if any) or interest made pursuant to the terms of convertible debt securities prior to conversion).

"SEC" means the Securities and Exchange Commission.

"Senior Indebtedness" means all Indebtedness of the Issuer or any of its Subsidiaries (other than this Note) outstanding on the date of execution of this instrument or created, incurred or assumed thereafter (except any such Indebtedness that by the terms of the instrument or instruments by which such Indebtedness was created or incurred expressly provides that it (i) is junior in right of payment to this Note or (ii) ranks pari passu in right of payment with this Note) and any amendments, modifications or supplements to, or any renewals, extensions, deferrals, refinancings and refundings of, any of the foregoing.

"Subsidiary" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Issuer.

(b) Each of the following terms is defined in the Section set forth opposite such term:
Term                        Section
Acceptance Notice           6.02
Acceptance Period           6.02
Bank Account                Preamble
Change of Control           4.02
DLJ Entities                4.02
Event of Default            2.01
Holder                      Preamble
Issuer                      Preamble
Offer Notice                6.02
Redemption Notice           4.02
Subordinated Obligations    5.01
Third Party Sale            6.02


ARTICLE 2
DEFAULT

SECTION 2.01. Events of Default Defined; Acceleration of Maturity. In case one or more of the following events ("Events of Default") shall have occurred and be continuing:
(a) the Issuer shall fail to pay the principal amount of this Note within 10 days of the due date thereof;
(b) the Issuer shall fail to observe the covenant under Section
3.02 hereof and such failure shall remain unremedied for a period of 30 days after the Issuer shall have received notice of such failure from the Holder;
(c) the Issuer shall permit or suffer to exist the entrance of a decree or order for relief, entered by a court of competent jurisdiction, in respect of the Issuer in an involuntary case under any applicable bankruptcy, insolvency or other similar law relating to or affecting creditors' rights generally now or hereafter in effect, or appointing a receiver, liquidator, custodian, trustee, sequestrator (or similar official) of the Issuer or for any substantial part of the property of the Issuer or ordering the winding up or liquidation of the affairs of the Issuer and such decree or order shall remain unstayed and in effect for a period of 60 days;
or
(d) the Issuer shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law relating to or affecting creditors' rights generally now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, custodian, trustee, sequestrator (or similar official) of the Issuer or for any substantial part of the property of the Issuer or the Issuer shall make any general assignment for the benefit of creditors;
then, subject to Article 5 hereof, the Holder may, in each and every such case, by notice to the Issuer declare the principal amount of this Note, determined as set forth below, to be, and such principal amount shall thereupon become, immediately due and payable. The principal amount so due and payable shall be deemed for this purpose to be equal to the Accreted Value on the date such declaration is made.

SECTION 2.02. Powers and Remedies Cumulative; Delay or Omission Not Waiver of Default. No right or remedy herein conferred upon or reserved to the Holder is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

No delay or omission of the Holder to exercise any right or power accruing upon any Default or Event of Default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any such Default or Event of Default or an acquiescence therein; and every power and remedy given by this Note or by law may be exercised from time to time, and as often as shall be deemed expedient, by the Holder.

Any term or provision of this Note (including this Section 2.02) to the contrary notwithstanding, the Holder shall have no right (directly or indirectly) to exercise, nor shall the Holder in fact exercise (directly or indirectly), any rights or remedies against the Issuer, any of its Subsidiaries or any of their respective assets in respect of any breach hereunder or otherwise, nor shall the Holder commence (directly or indirectly) any litigation, action or other proceeding against any of the foregoing in respect of any breach hereunder or otherwise, unless (but only unless) an Event of Default has occurred and is continuing, and, in such event, the exercise of any such right or remedy shall be subject to Article 5 hereof.

SECTION 2.03. Waiver of Past Defaults. The Holder may, but has no obligation to, waive in writing, any past Default hereunder and its consequences. In the case of any such waiver, the Issuer and the Holder shall be restored to their former positions and rights hereunder, respectively; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Upon any such waiver, such Default shall cease to exist and be deemed to have been cured and not to have occurred, and any Default arising therefrom shall be deemed to have been cured, and not to have occurred for every purpose of the Note; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

ARTICLE 3
COVENANTS
The Issuer agrees that, so long as any amount payable under this Note remains unpaid:

SECTION 3.01. Information. The Issuer shall deliver to the
Holder:
(a) within five days after any officer of the Issuer obtains actual knowledge of any Default, a certificate of the chief financial officer or the chief accounting officer of the Issuer setting forth the details thereof and the action which the Issuer is taking or proposes to take with respect thereto;
(b) as soon as available and in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Issuer (or, if the Issuer or any of its Subsidiaries is required to file such information on a Form 10-Q with the SEC, promptly following such filing), a consolidated balance sheet of the Issuer and its Subsidiaries as of the end of such fiscal quarter, together with the related consolidated statement of profit and loss and cash flow of the Issuer and its Subsidiaries for such fiscal quarter and for the period commencing at the end of the previous fiscal year and ending with the end of the fiscal quarter (it being understood that the foregoing requirement may be satisfied by delivery of the Issuer's report to the SEC on Form 10-Q, if any), certified by the chief financial officer of the Issuer, and a copy of a Form 10-Q, if any, for such period that is filed with the SEC by any of the Issuer's Subsidiaries; and
(c) as soon as available and in any event within 90 days after the end of each fiscal year of the Issuer (or, if the Issuer or any of its Subsidiaries is required to file such information on Form 10-K with the SEC, promptly following such filing), a copy of the annual audit report for such fiscal year for the Issuer and its Subsidiaries including therein a consolidated balance sheet for the Issuer and its Subsidiaries as of the end of such fiscal year, together with the related consolidated statement of profit and loss and cash flow of the Issuer and its Subsidiaries for such fiscal year (it being understood that the foregoing requirement may be satisfied by delivery of the Issuer's report to the SEC on Form 10-K, if any), in each case certified (without qualification) by the Issuer's independent public accountants, and a copy of a Form 10-K, if any, for such period that is filed with the SEC by any of the Issuer's Subsidiaries.

SECTION 3.02. Restriction on Certain Payments. The Issuer shall not declare or make a Restricted Payment, except that the Issuer may declare or make at any time (a) any Restricted Payment consisting of a repurchase of the Issuer's capital stock or of any then currently exercisable option, warrant or other obligation to acquire shares of the Issuer's capital stock from any director, officer or employee of the Issuer or any of its subsidiaries upon the death, disability, retirement or other termination of employment of any such person, (b) any Restricted Payment if at such time such Restricted Payment is permitted to be made under any instrument governing debt for borrowed money of the Issuer or any guaranty by the Issuer of any other Person's debt for borrowed money then outstanding (or if a restricted payment is permitted to be made under any instrument governing debt for borrowed money of any subsidiary of the Issuer then outstanding) and (c) any other Restricted Payment if, after giving effect thereto, the aggregate amount of Restricted Payments made by the Issuer in reliance on this clause (c) does not exceed the sum, without duplication of:

(i) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) commencing June 27, 1999 to the end of the Issuer's most recently ended fiscal quarter for which internal financial statements are available at the time of that Restricted Payment (or, if Consolidated Net Income for that period is a deficit, less 100% of the deficit); plus
(ii) 100% of the Qualified Proceeds received by the Issuer on or after the date hereof from contributions to the Issuer's capital or from the issue or sale on or after the date hereof of Equity Interests of the Issuer or of Disqualified Stock or convertible debt securities of the Issuer to the extent that they have been converted into those Equity Interests, other than
 Equity Interests, Disqualified Stock or convertible debt securities sold to a Subsidiary of the Issuer and
 Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock; plus
(iii) $25 million.
The terms, "Consolidated Net Income," "Qualified Proceeds," "Equity Interests," "Disqualified Stock" and "Subsidiary" used in this Section 3.02 each have the meanings given them in the Indenture relating to the Senior Subordinated Notes due 2009 of Charles River Laboratories, Inc., as in effect on the date hereof. Exclusively for purposes of the foregoing clauses (i),
(ii) and (iii) of this Section 3.02(c) (and not for purposes of any other part of Section 3.02 or this Note), references to the "Issuer" shall mean the Issuer together with Charles River Laboratories, Inc., and the Subsidiaries of Charles River Laboratories, Inc.

ARTICLE 4
REDEMPTION

SECTION 4.01. Redemption at Issuer's Option. (a) The Issuer at its option may, upon twenty Business Days' written notice to the Holder, at any time redeem all of this Note at a price equal to the Accreted Value on the date of redemption.
(b) The notice shall state: (i) the redemption date, which shall be a date not more than thirty Business Days after the date of the notice of redemption; (ii) the redemption price; and (iii) the place or places where the Note is to be surrendered for payment of the redemption price, which may be at either the principal place of business of the Issuer or a location in the City of New York, State of New York.
(c) Notice having been mailed as aforesaid, from and after the redemption date (provided that the Issuer shall have tendered the redemption price against delivery of the Note), interest on the Note shall cease to accrue, and all rights of the Holder (except the right to receive from the Issuer the redemption price) shall cease. Upon surrender of the Note in accordance with said notice (properly endorsed or assigned for transfer, if the Board of Directors of the Issuer shall so require and the notice shall so state), the Note shall be redeemed by the Issuer at the aforesaid redemption price.

SECTION 4.02. Redemption upon Change of Control. (a) If there shall occur a Change in Control (as defined below), the Holder shall have the right, at its option, to require the Issuer to redeem, and upon the exercise of such right the Issuer shall redeem, the Note at a price equal to the Accreted Value thereof on the date of redemption. Such right of the Holder shall (i) be subordinated and junior in right of payment to the prior payment in full in cash of all Senior Indebtedness, the holders of which have (and exercise) the right to receive such payment either prior to or in connection with such Change of Control, and (ii) except as set forth in the preceding clause (i), not be subject to Article 5 hereof. For purposes of this Section 4.02, "Change of Control" means (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than the DLJ Entities (as defined in the Investors' Agreement), (A) becoming the beneficial owner, by way of merger, consolidation or otherwise, of 51% or more of the voting power of all classes of voting securities of the Issuer or
(B) acquiring the right to elect a majority of the Board of Directors of the Issuer, or (ii) the sale or transfer of all or substantially all of the assets of the Issuer and its subsidiaries taken as a whole (other than to one or more directly or indirectly wholly-owned subsidiaries of the Issuer).
(b) On or before the tenth day after the occurrence of any Change of Control, the Issuer shall send the Holder a notice (a "Redemption Notice") advising the Holder of its rights hereunder and specifying the date, not less than 20 nor more than 60 days after the date such notice is delivered to the Holder, on which the Issuer proposes to redeem the Note if the Holder requests redemption pursuant to Section 4.02; provided that no failure of the Issuer to give such notice shall limit the rights of the Holder hereunder. If the Holder wishes to exercise its rights hereunder it shall deliver to the Issuer, on or before the fifteenth day after receipt of the Redemption Notice, written notice (which shall be irrevocable) of the exercise of such right.
(c) From and after the redemption date set forth in the Redemption Notice (provided that the Issuer shall have tendered the redemption price against delivery of the Note), interest on the Note shall cease to accrue, and all rights of the Holder with respect to the Note (except the right to receive from the Issuer the redemption price) shall cease. Upon surrender in accordance with said notice of the Note (properly endorsed or assigned for transfer, if the Board of Directors of the Issuer shall so require and the Redemption Notice shall so state), the Note shall be redeemed by the Issuer at the aforesaid redemption price.

ARTICLE 5
SUBORDINATION

SECTION 5.01. Note Subordinated to Senior Indebtedness. The Issuer covenants and agrees and the Holder, by its acceptance hereof, likewise covenants and agrees, in each case notwithstanding any other provisions of this Note or any other agreement, document or instrument (it being the express agreement of the Holder that the provisions of this Article 5 shall govern in the event of any conflicting terms or provisions herein or otherwise), that the Note shall be subject to the provisions of this Article 5; and each person holding the Note, whether upon original issue or upon transfer, assignment or exchange thereof accepts and agrees that the payment of the principal of, or any other amounts or obligations (monetary or otherwise) on, under or in respect of the Note by or on behalf of the Issuer (collectively, the "Subordinated Obligations") shall, to the extent and in the manner herein set forth, be subordinated and junior in right of payment, to the prior payment in full in cash of all Senior Indebtedness.

SECTION 5.02. No Payment on Note So Long As Senior Indebtedness Remains Outstanding. (a) No payment shall be made by or on behalf of the Issuer with respect to all or any portion of the Subordinated Obligations, nor may the Issuer directly or indirectly acquire the Note or Subordinated Obligations for cash, property, securities or otherwise, so long as any obligations on, under or in respect of any Senior Indebtedness (or any commitment to extend Senior Indebtedness) remain outstanding.
(b) In the event that any payment shall be received by the Holder when such payment is prohibited by Section 5.02(a), such payment shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness or their respective representatives, or to the trustee or trustees under any indenture pursuant to which any of such Senior Indebtedness may have been issued, as their respective interests may appear, in the form in which received (except for any necessary endorsements).


SECTION 5.03. Payment over of Proceeds upon Dissolution, etc. (a) Upon any payment or distribution of cash, securities or other assets, of the Issuer of any kind or character, whether in cash, property, securities or otherwise, to creditors upon any dissolution or winding-up or total or partial liquidation or reorganization of the Issuer, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due upon all Senior Indebtedness shall first be paid in full in cash, before any payment is made on account of any Subordinated Obligations or to acquire the Note for cash or property. Upon any such dissolution, winding-up, liquidation or reorganization, any payment or distribution of assets of the Issuer of any kind or character, whether in cash, property or securities, to which the Holder would be entitled, except for the provisions hereof, shall be paid by the Issuer or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, or by the Holder if received by it, directly to the holders of Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders) or their respective representatives, or to the trustee or trustees under any indenture pursuant to which any of such Senior Indebtedness may have been issued, as their respective interests may appear, for application to the payment of Senior Indebtedness remaining unpaid until all such Senior Indebtedness has been paid in full in cash after giving effect to any prior or concurrent payment, distribution or provision therefor to or for the holders of Senior Indebtedness.
(b) In the event that any payment or distribution of assets of the Issuer of any kind or character, whether in cash, property or securities, shall be received by the Holder when such payment or distribution is prohibited by Section 5.03(a), such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (pro rata to such holders on the basis of the respective amount of Senior Indebtedness held by such holders) or their respective representatives, or to the trustee or trustees under any indenture pursuant to which any of such Senior Indebtedness may have been issued, as their respective interests may appear, in the form in which received (except for any necessary endorsements), for application to the payment of Senior Indebtedness remaining unpaid until all such Senior Indebtedness has been paid in full in cash, after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such Senior Indebtedness.

SECTION 5.04. Limitation on Remedies. So long as any obligations on, under or in respect of any Senior Indebtedness (or any commitment to extend Senior Indebtedness) remain outstanding, the Holder may not declare, or join in the declaration of, any Subordinated Obligations to be due and payable prior to the maturity thereof or otherwise accelerate the maturity of the principal of the Note or other amounts due on, under or in respect thereof. At no time may the Holder commence any administrative, legal or equitable action against the Issuer, any of its Subsidiaries or any of their respective properties in respect of the foregoing or in order to collect any amount payable with respect to this Note upon maturity, including filing, or joining in the filing of, any bankruptcy or insolvency petition against the Issuer, provided that the Holder may file a proof of claim in any such proceeding so long as such proof of claim acknowledges the subordination of the Note on the terms set forth herein.

SECTION 5.05. Subrogation. Upon, and subject to, the payment in full in cash of all principal of, interest on and other amounts and obligations on, under or in respect of Senior Indebtedness, the Holder shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of the Issuer applicable to the Senior Indebtedness until all such principal and other amounts and obligations on the Note shall be paid in full in cash; and, for the purposes of such subrogation, (a) no payments or distributions to the holders of the Senior Indebtedness of any cash, property or securities to which the Holder would be entitled except for the provisions of this Article 5, and no payment over pursuant to the provisions of this Article 5 to the holders of Senior Indebtedness by the Holder shall, as between the Issuer, its creditors other than holders of Senior Indebtedness, and the Holder, be deemed to be a payment by the Issuer to or on account of principal of, interest on and other amounts and obligations owing on, under or in respect of Senior Indebtedness, and (b) no payment or distributions of cash, property or securities to or for the benefit of the Holder pursuant to this Section 5.05, which would otherwise have been paid to the holders of Senior Indebtedness shall be deemed to be a payment by the Issuer to or for the account of the Note.

If any payment or distribution to which the Holder would otherwise have been entitled but for the provisions of this
Article 5 shall have been applied, pursuant to the provisions of this Article 5, to the payment of all amounts payable under or in respect of Senior Indebtedness, then and in such case, the Holder shall be entitled to receive from the holders of such Senior Indebtedness any payments or distributions actually received by such holders of Senior Indebtedness in excess of the amount required to make payment in full in cash of such Senior Indebtedness.

SECTION 5.06. Obligations of Issuer Unconditional. It is understood that the provisions of this Article 5 are intended solely for the purpose of defining the relative rights of the Holder, on the one hand, and the holders of the Senior Indebtedness, on the other hand. Nothing contained in Article 5 or elsewhere in this Note is intended to or shall impair, as between the Issuer and the Holder, the obligation of the Issuer, which is absolute and unconditional, to pay to the Holder the principal amount of this Note as and when the same shall become due and payable in accordance with its terms, or is intended to or shall affect the relative rights of the Holder and creditors of the Issuer other than the holders of the Senior Indebtedness, nor shall anything herein prevent the Holder from exercising all remedies otherwise permitted by applicable law upon default under this Note, subject to the rights, if any, under Article 5 of the holders of the Senior Indebtedness in respect of cash, property or securities of the Issuer received upon the exercise of any such remedy.

SECTION 5.07. Reliance on Judicial Order or Certificate of Liquidating Agent. Upon any payment or distribution of assets of the Issuer referred to in Article 5, the Holder shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which bankruptcy, dissolution, winding-up, liquidation or reorganization proceedings (as to which the holders of Senior Indebtedness are, or had the opportunity to become, parties) are pending, or a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, delivered to the Holder, for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of the Issuer, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to Article 5 of this Note.

SECTION 5.08. Subordination Rights Not Impaired by Acts or Omissions of the Issuer or holders of Senior Indebtedness. No right of any present or future holders of any Senior Indebtedness to enforce subordination as provided herein will at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Issuer or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Issuer with the terms of this Note, regardless of any knowledge thereof which any such holder may have or otherwise be charged with. The holders of Senior Indebtedness may extend, renew, amend, amend and restate, supplement or otherwise modify the terms of the Senior Indebtedness or any security therefor and release, sell or exchange such security and otherwise deal freely with the Issuer, all without affecting the liabilities and obligations of the Holder.

ARTICLE 6
LIMITATIONS ON TRANSFERS

SECTION 6.01. No Transfer to Adverse Person. Neither this Note nor any interest therein shall be transferrable to an Adverse
Person.

SECTION 6.02. Right of First Refusal. (a) The Holder may transfer the Note or any interest therein to a third party who is not an Adverse Person, in a bona fide sale (a "Third Party Sale"), provided that the Holder shall have complied with the conditions specified in paragraph (b) of this Section 6.02.
(b) Prior to effecting any Third Party Sale, the Holder will deliver to DLJMB a written notice specifying the terms and conditions of the proposed Third Party Sale, together with a copy of the proposal, letter of intent or agreement negotiated with the third party (the "Offer Notice"). If DLJMB delivers to the Holder a written notice (an "Acceptance Notice") within 10 days following the delivery of the Offer Notice (the "Acceptance Period") stating that one or more of the DLJ Entities is willing to purchase the Note or the interest therein on the terms set forth in the Offer Notice, the Holder will sell the Note or the interest therein to such DLJ Entity or Entities on the terms set forth in the Offer Notice. If no Acceptance Notice is delivered to the Holder prior to the expiration of the Acceptance Period, the Holder may consummate the proposed Third Party Sale during the 30-day period immediately following the expiration of the Acceptance Period.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF THE ISSUER
The Issuer represents and warrants to the Holder that:

SECTION 7.01. Corporate Existence and Power. The Issuer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a material adverse effect on the Issuer. The Issuer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a material adverse effect on the Issuer.

SECTION 7.02. Corporate Authorization; Binding Effect. (a) The execution, delivery and performance by the Issuer of this Note are within the Issuer's corporate powers and have been duly authorized by all necessary corporate action on the part of the Issuer. This Note constitutes a valid and binding agreement of the Issuer, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and general principles of equity.



ARTICLE 8
MISCELLANEOUS
SECTION 8.01. Modification of Note. The Note may be modified with the written consent of the Issuer and the Holder. The Holder may waive compliance by the Issuer of any provision of the Note.

SECTION 8.02. Miscellaneous. THIS NOTE SHALL BE GOVERNED BY AND BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW RULES OF SUCH STATE. The Issuer hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically provided herein, and assents to extensions of the time of payment, or forbearance or other indulgence without notice. The Holder by acceptance of this Note agrees to be bound by the provisions of this Note. The Section headings herein are for convenience only and shall not affect the construction hereof.


IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed as of this 29th day of September, 1999.
CHARLES RIVER LABORATORIES
HOLDINGS, INC.
By:
Name:
Title:
Accepted and agreed:
B&L CRL, INC.
By:
Name:
Title:


EXHIBIT A
                   Accreted Value (in $)   Implied Interest Rate
At Issue Date     43,000,000
End of Year 1     48,160,000                      12.00%
End of Year 2     53,939,200                      12.00%
End of Year 3     60,411,904                      12.00%
End of Year 4     67,661,332                      12.00%
End of Year 5     75,780,692                      12.00%
End of Year 6     87,147,796                      15.00%
End of Year 7     100,219,966                     15.00%
End of Year 8     115,252,961                     15.00%
End of Year 9     132,540,905                     15.00%
End of Year 10    152,422,040                     15.00%
End of year 11    175,285,346                     15.00%
(maturity)